Exhibit 99.1

Acquisition Vessels to be Delivered

Vessel Type	Vessel Name	DWT	Yard	Delivery(1)	Year Built(1)	Charterer	Duration/ Expiration	Cash Daily Rate
Capesize 7	Genco Hadrian(2)	170,500	Sungdong	Q1 2009	2009	Cargill International S.A.(2)	46 to 62 months from delivery	65,000(3)
	Genco Commodus	170,500	Sungdong	Q2 2009	2009
	Genco Maximus	170,500	Sungdong	Q2 2009	2009
	Genco Aurelius	170,500	Daehan	Q2 2009	2009
	Genco Claudius	170,500	Sungdong	Q3 2009	2009
	Genco Julian	170,500	Daehan	Q3 2009	2009
	Genco Valerian	170,500	Daehan	Q4 2009	2009

Panamax	Genco Thunder	76,499	Hudong	Q3 2008	2007
Handysize	Genco Eagle	32,000	Jinse	Q1 2009	2009
3	Genco Falcon	32,000	Jinse	Q1 2009	2009
	Genco Hawk	32,000	Jinse	Q1 2009	2009

(1)	Built dates and delivery dates for vessels delivering in the future are estimates based on guidance received from the sellers and respective shipyards.
(2)
Under the terms of this charter, if the Genco Hadrian is not delivered during 2008, the charterer has the option to cancel the charter.  Based on further guidance from the shipyard constructing the Genco Hadrian, we now expect this vessel to be delivered in January 2009.

(3)
This charter includes a 50% index-based profit sharing component above the base rate listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.